CEC ANNOUNCES 4Q17 RESULTS …PG 1

Exhibit 99.1

CAREER EDUCATION CORPORATION REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2017

      University Group total enrollments increase 3.3% driven by new enrollment growth of 15.4% for the quarter as well as improving retention trends

Schaumburg, Ill. (February 21, 2018) – Career Education Corporation (NASDAQ: CECO) today reported operating and financial results for the fourth quarter and year ended December 31, 2017.

FOURTH QUARTER 2017 RESULTS

Total Company	•	Revenue of $143.1 million as compared to $155.3 million for the prior year quarter, with the decline primarily driven by substantial completion of the teach-out of our All Other Campuses segment
	•	Operating income of $10.7 million as compared to an operating loss of $55.9 million in the prior year
	•	Ended the quarter with $180.1 million in cash, cash equivalents, restricted cash and available-for-sale short-term investments

University Group and Corporate	•	Revenue of $142.4 million as compared to $135.6 million in the prior year quarter
	•	Operating income of $25.5 million as compared to an operating loss of $17.9 million in the prior year quarter
	•	Adjusted operating income of $28.1 million as compared to $16.9 million in the prior year quarter (See GAAP to non-GAAP reconciliation attached to this press release for further details)

University Group Key Metrics	•	New student enrollments grew 15.4 percent as compared to the prior year quarter primarily driven by our investments in student serving processes and operations that support growth
	•	Total student enrollments grew 3.3 percent driven by growth in new student enrollments as well as improving retention trends

Teach-Outs	•

Operating loss of $14.8 million as compared to $38.1 million in the prior year quarter, with the improvement primarily driven by substantial completion of the teach-out of our All Other Campuses segment

	•	Approximately 100 students remain as of December 31, 2017 within our teach-out campuses, who are expected to complete their programs of study by the end of 2018

FULL YEAR 2017 HIGHLIGHTS – UNIVERSITY GROUP AND CORPORATE

•	Revenue increased 1.3 percent to $569.6 million as compared to the prior year
•	Operating income increased by 113.6 percent to $95.5 million as compared to the prior year
•	Adjusted operating income increased by 18.6 percent to $105.9 million as compared to the prior year

“We finished the year with strong momentum in our key operating metrics, as investments continued to improve student onboarding and learning experiences,” said Todd Nelson, President and Chief Executive Officer. “Total enrollments at our University Group reached the highest level in the last four years and new student enrollments grew for the second consecutive quarter. Much of this momentum is a result of our focus on and execution within our student-serving processes and initiatives. Our cash balances are expected to grow in 2018 and allow us to continue investing in our students and employees. Overall, we remain committed to improving student experiences, retention and academic outcomes and are executing well against our objective of sustainable and responsible growth.”

CEC ANNOUNCES 4Q17 RESULTS …PG 2

REVENUE

For the quarter and year ended December 31, 2017, total revenue was $143.1 million and $596.4 million, respectively, representing a decrease of 7.8 percent and 15.3 percent, respectively, compared to total revenue of $155.3 million and $704.4 million for the quarter and year ended December 31, 2016, respectively. The decrease was primarily driven by declining revenues within our teach-out campuses. There are seven campuses remaining to complete their teach-outs during 2018.

Total revenue for the University Group was $142.4 million and $569.6 million representing an increase of 5.0 percent and 1.3 percent, respectively, for the quarter and year ended December 31, 2017 as compared to the respective prior year periods.

	For the Quarter Ended December 31,			For the Year Ended December 31,
Revenue ($ in thousands)	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
CTU	$94,767	$94,696	0.1%	$371,325	$369,319	0.5%
AIU	47,633	40,909	16.4%	198,251	193,032	2.7%
Total University Group	142,400	135,605	5.0%	569,576	562,351	1.3%
Corporate and Other	—	—	NM	—	—	NM
Subtotal	142,400	135,605	5.0%	569,576	562,351	1.3%
All Other Campuses (1)	718	19,650	-96.3%	26,859	142,041	-81.1%
Total	$143,118	$155,255	-7.8%	$596,435	$704,392	-15.3%

(1)

Campuses included in All Other Campuses are in the process of being taught out or have completed their teach-out as of December 31, 2017. Previously, these campuses were reported within two segments, the former Transitional Group and Culinary Arts segments.

CEC ANNOUNCES 4Q17 RESULTS …PG 3

TOTAL AND NEW STUDENT ENROLLMENTS

As of the end of 2017, total student enrollments for the University Group were 34,700 compared to 33,600 as of the prior year end representing a 3.3 percent increase. The increase in new and total student enrollments is primarily driven by our investments in student serving processes and operations that support growth.

	As of December 31,
Total Student Enrollments	2017	2016	Increase (Decrease)
CTU	22,100	21,900	0.9%
AIU	12,600	11,700	7.7%
Total University Group	34,700	33,600	3.3%
All Other Campuses (1)	100	3,000	NM
Total	34,800	36,600	-4.9%

	For the Quarter Ended December 31,			For the Year Ended December 31,
New Student Enrollments	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
CTU (2)	5,940	5,530	7.4%	22,110	20,770	6.5%
AIU (2)	4,770	3,750	27.2%	15,790	14,350	10.0%
Total University Group (2)	10,710	9,280	15.4%	37,900	35,120	7.9%
All Other Campuses (1)	—	—	NM	—	1,080	NM
Total	10,710	9,280	15.4%	37,900	36,200	4.7%

(1)	All Other Campuses no longer enroll new students; students who re-enter after 365 days are reported as new student enrollments.
(2)

For the first half of 2017, new student enrollments were positively impacted by a change to how the Company records certain cancelled students. Excluding the impact of this change new student enrollments would have increased 6.2% for CTU, increased 8.3% for AIU and increased 7.1% for the University Group for the year ended December 31, 2017 as compared to the prior year.

CEC ANNOUNCES 4Q17 RESULTS …PG 4

OPERATING INCOME (LOSS)

For the quarter and year ended December 31, 2017, the Company recorded operating income of $10.7 million and $34.1 million, respectively, compared to operating loss of $55.9 million and $32.3 million for the quarter and year ended December 31, 2016, respectively. Total University Group and Corporate recorded operating income of $25.5 million and $95.5 million for the quarter and year ended December 31, 2017, respectively, compared to operating loss of $17.9 million and operating income of $44.7 million for the quarter and year ended December 31, 2016, respectively.

The operating income reported for the current year improved by $66.5 million primarily driven by reduced operating expenses associated with the substantial completion of the teach-out of our All Other Campuses segment, as well as continued optimization of our marketing and advertising spend. Additionally, the prior year included legal settlement charges of $32.0 million as compared to $6.5 million in the current year.

	For the Quarter Ended December 31,			For the Year Ended December 31,
Operating Income ($ in thousands)	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
CTU	$30,553	$28,719	6.4%	$109,202	$99,412	9.8%
AIU	414	(38,634)	101.1%	8,401	(29,598)	128.4%
Total University Group	30,967	(9,915)	412.3%	117,603	69,814	68.5%
Corporate and Other	(5,472)	(7,937)	31.1%	(22,067)	(25,097)	12.1%
Subtotal	25,495	(17,852)	242.8%	95,536	44,717	113.6%
All Other Campuses	(14,783)	(38,055)	61.2%	(61,400)	(77,061)	20.3%
Total	$10,712	$(55,907)	119.2%	$34,136	$(32,344)	205.5%

NET LOSS

For the quarter and year ended December 31, 2017, the Company recorded net loss of $44.4 million and $31.9 million, respectively, as compared to $32.9 million and $18.7 million in the respective prior year periods. The net loss for the current quarter and year were driven by a $52.7 million charge recorded as a result of the enactment of the Tax Cuts and Jobs Act in the fourth quarter of 2017, which resulted in a revaluation of our deferred tax assets and net state unrecognized tax positions at the new corporate federal income tax rate of 21%. The prior year quarter and year net loss was driven by $32.0 million of legal settlement charges.

CEC ANNOUNCES 4Q17 RESULTS …PG 5

ADJUSTED OPERATING INCOME (LOSS)

The Company believes it is useful to present non-GAAP financial measures, which exclude certain significant and non-cash items, as a means to understand the performance of its operations. (See tables below and the GAAP to non-GAAP reconciliation attached to this press release for further details.)

As shown in the table below, adjusted operating income for the University Group and Corporate was $28.1 million and $105.9 million for the quarter and year ended December 31, 2017, respectively. Adjusted operating loss for All Other Campuses was $7.2 million and $39.0 million for the quarter and year ended December 31, 2017, respectively.

	For the Quarter Ended December 31,		For the Year Ended December 31,
Adjusted Operating Income (Loss)	2017	2016	2017	2016
University Group and Corporate:
Operating income (loss) (1)	$25,495	$(17,852)	$95,536	$44,717
Depreciation and amortization (1)	2,631	2,690	10,326	11,164
Asset impairments (1)	—	—	—	237
Unused space charges (1) (2)	(7)	16	(7)	1,134
Significant legal settlements (1)	—	32,000	—	32,000
Adjusted Operating Income -- University Group and Corporate (1)	$28,119	$16,854	$105,855	$89,252

Increase (Decrease)	66.8%		18.6%

All Other Campuses
Operating loss (3)	$(14,783)	$(38,055)	$(61,400)	$(77,061)
Depreciation and amortization (3)	(9)	3,071	3,664	11,583
Asset impairments (3)	—	927	—	927
Unused space charges (2) (3)	1,016	20,596	12,174	34,719
Significant legal settlements (3)	6,543	—	6,543	—
Adjusted Operating Loss -- All Other Campuses (3)	$(7,233)	$(13,461)	$(39,019)	$(29,832)

Increase (Decrease)	46.3%		-30.8%

(1)	Amounts relate to the University Group and Corporate.
(2)	Unused space charges represent the net present value of remaining lease obligations for vacated space less an estimated amount for sublease income.
(3)	Amounts relate to All Other Campuses.

CEC ANNOUNCES 4Q17 RESULTS …PG 6

BALANCE SHEET AND CASH FLOW

Net cash provided by operating activities was $7.3 million compared to net cash used in operating activities of $9.8 million for the quarters ended December 31, 2017 and 2016, respectively. For the year ended December 31, 2017, net cash used in operations was $21.8 million as compared to net cash provided of $6.5 million for the year ended December 31, 2016. The increase in cash usage for the current year was primarily driven by $32.0 million of legal settlement payments made during the first quarter of 2017.

	For the Quarter Ended December 31,			For the Year Ended December 31,
Selected Cash Flow Items	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Net cash provided by (used in) operating activities	$7,308	$(9,789)	174.7%	$(21,789)	$6,475	-436.5%
Capital expenditures	$2,906	$777	274.0%	$6,332	$4,129	53.4%

As of December 31, 2017 and December 31, 2016, cash, cash equivalents, restricted cash and available-for-sale short-term investments totaled $180.1 million and $207.2 million, respectively.

CEC ANNOUNCES 4Q17 RESULTS …PG 7

OUTLOOK

The Company is executing well against its objective of sustainable and responsible growth with student initiatives and investments in our University Group showing positive results and the teach-out of our All Other Campuses segment substantially complete. As a result, consistent with the objective of sustainable and responsible growth the Company is providing an outlook to its adjusted operating income and ending cash balance for 2018 and 2019. The Company currently expects the following results, subject to the key assumptions identified below (see the GAAP to non-GAAP reconciliation for adjusted operating income (loss) attached to this press release for further details):

Financial Outlook:

	For the 1st Quarter Ending March 31,		For the Year Ending December 31,
	2017	2018	2017	2018
Adjusted Operating Income
Total Company	$15.8M	$22M - $24M	$66.8M	$99M - $106M

University Group and Corporate	$25.7M	$26M - $27M	$105.9M	$110M - $115M

All Other Campuses	($9.8M)	($3M) - ($4M)	($39.0M)	($9M) - ($11M)

Cash, cash equivalents, restricted cash and short term investments			$180.1M	$220M - $225M

We expect adjusted operating income for the total company to grow in 2019 as compared to 2018 and our ending cash balance for 2019 to increase as compared to 2018.

University Group Enrollment Outlook:

•	CTU
o	New student enrollments for the first quarter of 2018 are expected to increase as compared to the prior year quarter.
•	AIU:
o	The academic calendar redesign has caused significant variability in quarterly new enrollment trends due to the varying number of enrollment days in any given quarter.
o	As a result, we expect new student enrollments to decrease approximately 40 percent in the first quarter of 2018 as compared to the prior year quarter.
o

However, we expect this decrease to be more than offset by growth in new student enrollments in the second and third quarters of 2018, such that on a rolling three quarter basis we expect new student enrollments to reflect growth.

Operating income (loss), which is the most directly comparable GAAP measure to adjusted operating income (loss), may not follow the same trends as discussed in the outlook above because of adjustments made for unused space charges that represent the present value of future remaining lease obligations for vacated space less an estimated amount for sublease income as well as depreciation, amortization, asset impairment charges and significant legal settlements. The operating income (loss) and adjusted operating income (loss) and cash outlook provided above for 2018 and 2019 are based on the following key assumptions and factors, among others: (i) prospective student interest in the Company’s programs continues to trend in line with recent experiences, (ii) initiatives and investments in student-serving processes and operations continue to positively impact enrollment trends within the University Group, (iii) achievement of anticipated recovery rates for the Company’s real estate obligations and timing of any associated lease termination payments in line with our current expectations, (iv) no material changes in the legal or regulatory environment, and excludes legal and regulatory liabilities and other related impacts which are not probable and estimable at this time, and any impact of new or proposed regulations, including the “borrower defense to repayment” and gainful employment regulations and any modifications thereto, and (v) no material changes in the estimated amount of compensation expense that could be impacted by changes in the Company’s stock price. Although these estimates and assumptions are based upon management’s good faith beliefs regarding current events and actions that may be undertaken in the future, actual results could differ materially from these estimates.

CEC ANNOUNCES 4Q17 RESULTS …PG 8

CONFERENCE CALL INFORMATION

Career Education Corporation will host a conference call on Wednesday, February 21, 2018 at 5:30 p.m. Eastern time to discuss its fourth quarter and full year 2017 results. Interested parties can access the live webcast of the conference call and the related presentation materials at www.careered.com in the Investor Relations section of the website. Participants can also listen to the conference call by dialing 844-378-6484 (domestic) or 412-542-4179 (international). Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.careered.com in the Investor Relations section of the website.

ABOUT CAREER EDUCATION CORPORATION

Career Education’s academic institutions offer a quality education to a diverse student population in a variety of disciplines through online, campus-based and blended learning programs. The Company’s two universities – American InterContinental University (“AIU”) and Colorado Technical University (“CTU”) – provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Both universities predominantly serve students online with career-focused degree programs that are designed to meet the educational demands of today’s busy adults. AIU and CTU continue to show innovation in higher education, advancing new personalized learning technologies like their intellipath™ learning platform. Career Education is committed to providing quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

A listing of individual campus locations and web links to Career Education’s institutions can be found at www.careered.com.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as “believe,” “will,” “expect,” “estimate,” “continue,” “on track,” “outlook,” “remain” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to us and are subject to various assumptions, risks, uncertainties and other factors that could cause our results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, we undertake no obligation to update or revise such factors or any of the forward-looking statements contained herein to reflect future events, developments or changed circumstances, or for any other reason. These risks and uncertainties, the outcomes of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: declines in enrollment or interest in our programs; our continued compliance with and eligibility to participate in Title IV Programs under the Higher Education Act of 1965, as amended, and the regulations thereunder (including the gainful employment, 90-10, financial responsibility and administrative capability standards prescribed by the U.S. Department of Education), as well as applicable accreditation standards and state regulatory requirements; the impact of recently issued “defense to repayment” regulations and any modifications thereto; rulemaking by the U.S. Department of Education or any state or accreditor and increased focus by Congress and governmental agencies on, or increased negative publicity about, for-profit education institutions; our ability to successfully defend litigation and other claims brought against us; the success of our initiatives to improve student experiences, retention and academic outcomes; the ability of our new student admissions and advising centers in Phoenix, Arizona, to achieve anticipated operating performance; negative trends in the real estate market which could impact the costs related to teaching out campuses and the success of our initiatives to reduce our real estate obligations; our ability to achieve anticipated cost savings and business efficiencies; increased competition; the impact of management changes; and changes in the overall U.S. economy. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and its subsequent filings with the Securities and Exchange Commission.

###

CEC ANNOUNCES 4Q17 RESULTS …PG 9

CONTACT

Investors:

Alpha IR Group

Chris Hodges or Sam Gibbons

(312) 445-2870

CECO@alpha-ir.com

Or

Media:

Career Education Corporation

(847) 585-2600

media@careered.com

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2017	2016

ASSETS
CURRENT ASSETS:
Cash and cash equivalents, unrestricted	$18,110	$49,507
Restricted cash	789	1,375
Restricted short-term investments	5,070	8,597
Short-term investments	156,178	147,681
Total cash and cash equivalents, restricted cash and short-term investments	180,147	207,160

Student receivables, net	18,875	22,825
Receivables, other, net	1,163	929
Prepaid expenses	7,722	14,446
Inventories	1,112	1,868
Other current assets	1,319	817
Assets of discontinued operations	382	148
Total current assets	210,720	248,193

NON-CURRENT ASSETS:
Property and equipment, net	33,230	40,512
Goodwill	87,356	87,356
Intangible assets, net	7,900	8,500
Student receivables, net	2,548	3,055
Deferred income tax assets, net	98,084	158,272
Other assets	5,673	7,608
Assets of discontinued operations	1,585	6,105
TOTAL ASSETS	$447,096	$559,601

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,515	$10,099
Accrued expenses:
Payroll and related benefits	32,910	41,203
Advertising and production costs	9,245	10,253
Income taxes	2,185	1,830
Other	31,233	69,244
Deferred tuition revenue	22,897	28,364
Liabilities of discontinued operations	5,701	8,219
Total current liabilities	112,686	169,212

NON-CURRENT LIABILITIES:
Deferred rent obligations	15,277	30,713
Other liabilities	22,143	31,751
Liabilities of discontinued operations	785	6,422
Total non-current liabilities	38,205	68,886

STOCKHOLDERS' EQUITY:
Preferred stock	-	-
Common stock	843	835
Additional paid-in capital	621,008	613,325
Accumulated other comprehensive loss	(164)	(258)
Accumulated deficit	(108,127)	(76,230)
Cost of shares in treasury	(217,355)	(216,169)
Total stockholders' equity	296,205	321,503
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$447,096	$559,601

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF LOSS AND

COMPREHENSIVE LOSS

(In thousands, except per share amounts and percentages)

	For the Quarter Ended December 31,
	2017	% of Total Revenue	2016	% of Total Revenue
REVENUE:
Tuition and fees	$142,557	99.6%	$154,489	99.5%
Other	561	0.4%	766	0.5%
Total revenue	143,118		155,255
OPERATING EXPENSES:
Educational services and facilities	28,977	20.2%	64,107	41.3%
General and administrative	100,807	70.4%	140,367	90.4%
Depreciation and amortization	2,622	1.8%	5,761	3.7%
Asset impairment	—	0.0%	927	0.6%
Total operating expenses	132,406	92.5%	211,162	136.0%
Operating income (loss)	10,712	7.5%	(55,907)	-36.0%
OTHER INCOME (EXPENSE):
Interest income	572	0.4%	362	0.2%
Interest expense	(111)	-0.1%	(115)	-0.1%
Miscellaneous income	176	0.1%	304	0.2%
Total other income	637	0.4%	551	0.4%
PRETAX INCOME (LOSS)	11,349	7.9%	(55,356)	-35.7%
Provision for (benefit from) income taxes	55,982	39.1%	(25,326)	-16.3%

LOSS FROM CONTINUING OPERATIONS	(44,633)	-31.2%	(30,030)	-19.3%
Income (loss) from discontinued operations, net of tax	251	0.2%	(2,846)	-1.8%
NET LOSS	(44,382)	-31.0%	(32,876)	-21.2%

OTHER COMPREHENSIVE LOSS, net of tax:
Foreign currency translation adjustments	(80)		(220)
Unrealized loss on investments	(228)		(125)
Total other comprehensive loss	(308)		(345)
COMPREHENSIVE LOSS	$(44,690)		$(33,221)

NET LOSS PER SHARE - BASIC and DILUTED:
Loss from continuing operations	$(0.64)		$(0.44)
Income (loss) from discontinued operations	0.00		(0.04)
Net loss per share	$(0.64)		$(0.48)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	69,105		68,505

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF LOSS AND

COMPREHENSIVE LOSS

(In thousands, except per share amounts and percentages)

	For the Year Ended December 31,
	2017	% of Total Revenue	2016	% of Total Revenue
REVENUE:
Tuition and fees	$593,849	99.6%	$700,525	99.5%
Other	2,586	0.4%	3,867	0.5%
Total revenue	596,435		704,392
OPERATING EXPENSES:
Educational services and facilities	143,344	24.0%	235,100	33.4%
General and administrative	404,965	67.9%	477,725	67.8%
Depreciation and amortization	13,990	2.3%	22,747	3.2%
Asset impairment	—	0.0%	1,164	0.2%
Total operating expenses	562,299	94.3%	736,736	104.6%
Operating income (loss)	34,136	5.7%	(32,344)	-4.6%
OTHER INCOME:
Interest income	1,900	0.3%	1,262	0.2%
Interest expense	(451)	-0.1%	(584)	-0.1%
Miscellaneous income	665	0.1%	300	0.0%
Total other income	2,114	0.4%	978	0.1%
PRETAX INCOME (LOSS)	36,250	6.1%	(31,366)	-4.5%
Provision for (benefit from) income taxes	67,125	11.3%	(16,550)	-2.3%

LOSS FROM CONTINUING OPERATIONS	(30,875)	-5.2%	(14,816)	-2.1%
Loss from discontinued operations, net of tax	(1,022)	-0.2%	(3,896)	-0.6%
NET LOSS	(31,897)	-5.3%	(18,712)	-2.7%

OTHER COMPREHENSIVE INCOME, net of tax:
Foreign currency translation adjustments	288		(77)
Unrealized (loss) gain on investments	(194)		699
Total other comprehensive income	94		622
COMPREHENSIVE LOSS	$(31,803)		$(18,090)

NET LOSS PER SHARE - BASIC and DILUTED:
Loss from continuing operations	$(0.45)		$(0.22)
Loss from discontinued operations	(0.01)		(0.05)
Net loss per share	$(0.46)		$(0.27)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	68,949		68,373

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(31,897)	$(18,712)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Asset impairment	—	1,164
Depreciation and amortization expense	13,990	22,747
Bad debt expense	27,436	31,885
Compensation expense related to share-based awards	4,970	3,237
Deferred income taxes	64,225	(18,087)
Gain on disposition of property and equipment	—	(438)
Changes in operating assets and liabilities:
Student receivables, gross	5,129	6,925
Allowance for doubtful accounts	(28,075)	(29,033)
Other receivables, net	(257)	1,127
Inventories, prepaid expenses, and other current assets	8,742	2,783
Deposits and other non-current assets	1,706	1,634
Accounts payable	(1,588)	(16,264)
Accrued expenses and deferred rent obligations	(80,703)	29,254
Deferred tuition revenue	(5,467)	(11,747)
Net cash (used in) provided by operating activities	(21,789)	6,475

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available-for-sale investments	(256,243)	(160,590)
Sales of available-for-sale investments	250,928	126,830
Purchases of property and equipment	(6,332)	(4,129)
Proceeds on the sale of assets	—	3,600
Payments of cash upon sale of businesses	—	(62)
Net cash used in investing activities	(11,647)	(34,351)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	2,722	773
Payment on borrowings	—	(38,000)
Payments of employee tax associated with stock compensation	(1,187)	(563)
Net cash provided by (used in) financing activities	1,535	(37,790)

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS:	(82)	(192)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(31,983)	(65,858)
CASH AND CASH EQUIVALENTS, beginning of the period	50,882	116,740
CASH AND CASH EQUIVALENTS, end of the period	$18,899	$50,882

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED SELECTED SEGMENT INFORMATION

(In thousands, except percentages)

	For the Quarter Ended December 31,
	2017	2016
REVENUE:
CTU	$94,767	$94,696
AIU	47,633	40,909
Total University Group	142,400	135,605
Corporate and Other	—	—
Subtotal	142,400	135,605
All Other Campuses	718	19,650
Total	$143,118	$155,255

OPERATING INCOME (LOSS):
CTU	$30,553	$28,719
AIU	414	(38,634)
Total University Group	30,967	(9,915)
Corporate and Other	(5,472)	(7,937)
Subtotal	25,495	(17,852)
All Other Campuses	(14,783)	(38,055)
Total	$10,712	$(55,907)

OPERATING MARGIN (LOSS):
CTU	32.2%	30.3%
AIU	0.9%	-94.4%
Total University Group	21.7%	-7.3%
Corporate and Other	NM	NM
Subtotal	17.9%	-13.2%
All Other Campuses	NM	NM
Total	7.5%	-36.0%

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED SELECTED SEGMENT INFORMATION

(In thousands, except percentages)

	For the Year Ended December 31,
	2017	2016
REVENUE:
CTU	$371,325	$369,319
AIU	198,251	193,032
Total University Group	569,576	562,351
Corporate and Other	—	—
Subtotal	569,576	562,351
All Other Campuses	26,859	142,041
Total	$596,435	$704,392

OPERATING INCOME (LOSS):
CTU	$109,202	$99,412
AIU	8,401	(29,598)
Total University Group	117,603	69,814
Corporate and Other	(22,067)	(25,097)
Subtotal	95,536	44,717
All Other Campuses	(61,400)	(77,061)
Total	$34,136	$(32,344)

OPERATING MARGIN (LOSS):
CTU	29.4%	26.9%
AIU	4.2%	-15.3%
Total University Group	20.6%	12.4%
Corporate and Other	NM	NM
Subtotal	16.8%	8.0%
All Other Campuses	-228.6%	-54.3%
Total	5.7%	-4.6%

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP ITEMS (1)

(In thousands, unless otherwise noted)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	ACTUAL		ACTUAL
Adjusted Operating Income (Loss)	2017	2016	2017	2016
University Group and Corporate:
Operating income (loss) (2) (3)	$25,495	$(17,852)	$95,536	$44,717
Depreciation and amortization (3)	2,631	2,690	10,326	11,164
Asset impairments (3)	—	—	—	237
Unused space charges (3) (4)	(7)	16	(7)	1,134
Significant legal settlements (3)	—	32,000	—	32,000
Adjusted Operating Income -- University Group and Corporate (5)	$28,119	$16,854	$105,855	$89,252

All Other Campuses:
Operating loss (2) (6)	$(14,783)	$(38,055)	$(61,400)	$(77,061)
Depreciation and amortization (6)	(9)	3,071	3,664	11,583
Asset impairments (6)	—	927	—	927
Unused space charges (4) (6)	1,016	20,596	12,174	34,719
Significant legal settlements (6)	6,543	—	6,543	—
Adjusted Operating Loss -- All Other Campuses (5)	$(7,233)	$(13,461)	$(39,019)	$(29,832)

	For the 1st Quarter Ending March 31,		For the Year Ending December 31,
	ACTUAL	OUTLOOK	ACTUAL	OUTLOOK
	2017	2018	2017	2018
Total Company
Operating income (2)	$9.8M	$20M - $22M	$34.1M	$84M - $91M
Depreciation and amortization	3.9M	~2	14.0M	~10
Asset impairments	—	—	—	—
Unused space charges (4)	2.1M	—	12.2M	~5
Significant legal settlements	—	—	6.5M	—
Adjusted Operating Income	$15.8M	$22M - $24M	$66.8M	$99M - $106M

University Group and Corporate
Operating income (2) (3)	$23.1M	$24M - $25M	$95.5M	$100M - $105M
Depreciation and amortization (3)	2.6M	~2	10.4M	~10
Asset impairments (3)	—	—	—	—
Unused space charges (3) (4)	—	—	—	—
Significant legal settlements (3)	—	—	—	—
Adjusted Operating Income (5)	$25.7M	$26M - $27M	$105.9M	$110M - $115M

All Other Campuses
Operating loss (2) (6)	($13.3M)	($3M) - ($4M)	($61.4M)	($14M) - ($16M)
Depreciation and amortization (6)	1.4M	—	3.7M	—
Asset impairments (6)	—	—	—	—
Unused space charges (4) (6)	2.1M	—	12.2M	~5
Significant legal settlements (6)	—	—	6.5M	—
Adjusted Operating Loss (5)	($9.8M)	($3M) - ($4M)	($39.0M)	($9M) - ($11M)

(1)

The Company believes it is useful to present non-GAAP financial measures which exclude certain significant and non-cash items as a means to understand the performance of its operations. As a general matter, the Company uses non-GAAP financial measures in conjunction with results presented in accordance with GAAP to help analyze the performance of its operations, assist with preparing the annual operating plan, and measure performance for some forms of compensation. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and to provide estimates of future performance.

The Company believes adjusted operating income (loss) allows it to analyze and assess its ongoing operations and compare current operating results with the operational performance of other companies in its industry because it does not give effect to potential differences caused by items it does not consider reflective of underlying operating performance, such as unused space charges and significant legal reserves. In evaluating adjusted operating income (loss), investors should be aware that in the future the Company may incur expenses similar to the adjustments presented above. The presentation of adjusted operating income (loss) should not be construed as an inference that the Company's future results will be unaffected by expenses that are unusual, non-routine or non-recurring. Adjusted operating income (loss) has limitations as an analytical tool, and it should not be considered in isolation, or as a substitute for net income (loss), operating income (loss), or any other performance measure derived in accordance and reported under GAAP or as an alternative to cash flow from operating activities or as a measure of liquidity.

Non-GAAP financial measures, when viewed in a reconciliation to corresponding GAAP financial measures, provide an additional way of viewing the Company’s results of operations and the factors and trends affecting the Company’s business.  Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding financial results presented in accordance with GAAP.

(2)

Operating income (loss) for the University Group and Corporate and operating loss for All Other Campuses make up the components of operating income (loss). A reconciliation of these components for the quarters and years ended December 31, 2017 and 2016 is presented below:

	For the Quarter Ended December 31,		For the Year Ended December 31,
	ACTUAL		ACTUAL
	2017	2016	2017	2016
Operating income (loss) for University Group and Corporate	$25,495	$(17,852)	$95,536	$44,717
Operating loss for All Other Campuses	(14,783)	(38,055)	(61,400)	(77,061)
Operating income (loss)	$10,712	$(55,907)	$34,136	$(32,344)
(3)	Amounts relate to the University Group and Corporate.
(4)

Unused space charges represent the net present value of remaining lease obligations for vacated space less an estimated amount for sublease income. These charges relate to exiting leased space as the Company continues to right-size the organization and therefore are not considered representative of ongoing operations.

(5)

Management assesses results of operations for the University Group and Corporate separately from All Other Campuses. As All Other Campuses have been announced for teach-out or have been taught out, management views these operations as not reflective of the ongoing business. As a result, management views adjusted operating income from the University Group and Corporate separately from the remainder of the organization, to assess results and make decisions.

(6)	Amounts relate to All Other Campuses.